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As filed with the Securities and Exchange Commission on July 26, 2004.

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

OMEGA HEALTHCARE INVESTORS, INC.
(Exact Name of Registrant as Specified in its Charter)

MARYLAND (State or Other Jurisdiction of Incorporation or Organization)	38-3041398 (I.R.S. Employer Identification No.)
9690 DEERECO ROAD, SUITE 100, TIMONIUM, MARYLAND (Address of Principal Executive Offices)	21093 (Zip Code)
OMEGA HEALTHCARE INVESTORS, INC. 2004 STOCK INCENTIVE PLAN (Full Title of the Plan)
C. Taylor Pickett Chief Executive Officer 9690 Deereco Road, Suite 100 Timonium, Maryland 21093 (Name and Address of Agent For Service)
(410) 427-1700 (Telephone Number, Including Area Code, of Agent for Service)

Copy to:
Richard H. Miller, Esq.
Powell, Goldstein, Frazer & Murphy LLP
191 Peachtree Street, N.E., Suite 1600
Atlanta, Georgia 30303

Title of Each Class of Securities To Be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, $.10 par value	3,000,000(1)	$9.98(2)	$29,940,000(2)	$3,793.40

(1)
Pursuant to Rule 416(a), this Registration Statement also registers such number of additional common stock, par value $.10 per share (the "Common Stock"), of Omega Healthcare Investors, Inc. (the "Registrant") as may be offered pursuant to the terms of the Registrant's 2004 Stock Incentive Plan, which provides for a change in the amount or type of securities being offered or issued to prevent dilution as a result of stock splits, stock dividends or similar transactions.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h)(1) of the Securities Act of 1933, as amended, and based upon the average of the high and low prices of the Registrant's Common Stock as reported by the New York Stock Exchange, Inc. on July 23, 2004.

EXPLANATORY NOTE

        This Registration Statement on Form S-8 is being filed by Omega Healthcare Investors, Inc., a Maryland corporation (the "Registrant"), and relates to the registration under the Securities Act of 1933, as amended (the "Securities Act"), of 3,000,000 shares of the Registrant's common stock, par value $.10 per share (the "Common Stock"), which may be offered and sold pursuant to the Omega Healthcare Investors, Inc. 2004 Stock Incentive Plan (the "Plan").

PART I

INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS

        The documents containing the information specified in Part I of Form S-8 will be sent or given to employees of the Registrant as specified by Rule 428(b)(1) promulgated under the Securities Act. Such documents are not required to be filed with the Securities and Exchange Commission (the "Commission") either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

        The following documents, which have been filed by the Registrant with the Commission, are incorporated into this Registration Statement by reference:

  (1)
  Annual Report on Form 10-K for the fiscal year ended December 31, 2003, filed with the Commission on February 20, 2004;

  (2)
  Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2004, filed with the Commission on May 5, 2004;

  (3)
  Current Reports on Form 8-K filed on May 24, 2004, April 27, 2004*, March 26, 2004, March 11, 2004, March 8, 2004, March 4, 2004, February 23, 2004, February 10, 2004, February 5, 2004, February 5, 2004, January 29, 2004*, and January 27, 2004*; and

  (4)
  The description of the Registrant's Common Stock contained in its Initial Registration Statement on Form 8-A, filed under Section 12 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), declared effective by the Commission on August 7, 1992, together with any amendment or report filed subsequent to the date hereof for the purpose of updating such description (File No. 1-11316).

*
These reports contain information furnished to the Commission under Item 9 and/or Item 12 of Form 8-K which, pursuant to General Instructions B(2) and (6) of Form 8-K, is not deemed to be "filed" for purposes of Section 18 of the Exchange Act and the Registrant is not subject to the liabilities imposed by that section. The Registrant is not incorporating and will not incorporate by reference into this Registration Statement past or future information or reports furnished or that will be furnished under Items 9 and/or 12 of Form 8-K.

Item 4. Description of Securities.

        Not applicable.

Item 5. Interests of Named Experts and Counsel.

        Not applicable.

Item 6. Indemnification of Directors and Officers.

        The articles of incorporation and bylaws of the registrant provide for indemnification of directors and officers to the full extent permitted by Maryland law.

        Section 2-418 of the General Corporation Law of the State of Maryland generally permits indemnification of any director or officer with respect to any proceedings unless it is established that: (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and was either committed in bad faith or the result of active or deliberate dishonesty; (b) the director or officer actually received an improper personal benefit in money, property or services; or (c) in the case of a criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. The indemnity may include judgments, penalties, fines, settlements, and reasonable expenses actually incurred by the director or officer in connection with the proceedings. However, a corporation may not indemnify a director or officer who shall have been adjudged to be liable to the corporation, or who instituted a proceeding against the corporation (unless such proceeding was brought to enforce the charter, bylaws, or the indemnification provisions thereunder) The termination of any proceeding by judgment, order or settlement does not create a presumption that the director or officer did not meet the requisite standard of conduct required for permitted indemnification. The termination of any proceeding by conviction, or plea of nolo contendere or its equivalent, or an entry of an order of probation prior to judgment, creates a rebuttable presumption that the director or officer did not meet that standard of conduct.

        The company has also entered into indemnity agreements with the officers and directors of the company that provide that the company will, subject to certain conditions, pay on behalf of the indemnified party any amount which the indemnified party is or becomes legally obligated to pay because of any act or omission or neglect or breach of duty, including any actual or alleged error or misstatement or misleading statement, which the indemnified party commits or suffers while acting in the capacity as an officer or director of the company. Once an initial determination is made by the company that a director or officer did not act in bad faith or for personal benefit, the indemnification provisions contained in the charter, bylaws, and indemnity agreements would require the company to advance any reasonable expenses incurred by the director or officer, and to pay the costs, judgments, and penalties determined against a director or officer in a proceeding brought against them.

        Insofar as indemnification for liabilities arising under the Securities Act is permitted to directors and officers of the registrant pursuant to the above-described provisions, the registrant understands that the Commission is of the opinion that such indemnification contravenes federal public policy as expressed in said act and therefore is unenforceable.

Item 7. Exemption from Registration Claimed.

        Not applicable.

Item 8. Exhibits.

        The following documents, opinions and consents are filed with this Registration Statement.

Exhibit Number	Description
4.1	Omega Healthcare Investors, Inc. 2004 Stock Incentive Plan.
5.1	Opinion of Powell, Goldstein, Frazer & Murphy LLP with respect to the legality of the securities being registered.
23.1	Consent of Ernst & Young LLP.
23.2	Consent of Powell, Goldstein, Frazer & Murphy LLP (included in Exhibit 5.1).
24.1	Power of Attorney (see signature pages to this Registration Statement).

Item 9. Undertakings.

  (1)
  The undersigned Registrant hereby undertakes:

            (a)   To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

              (i)    To include any prospectus required by section 10(a)(3) of the Securities Act;

              (ii)   To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

              (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

      provided, however, that paragraphs (1)(a)(i) and (1)(a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

            (b)   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (c)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (2)   The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3)   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Timonium, State of Maryland, on this 23rd day of June 2004.

OMEGA HEALTHCARE INVESTORS, INC.
By:	/s/ C. TAYLOR PICKETT C. Taylor Pickett Chief Executive Officer

POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each person who signature appears below constitutes and appoints C. Taylor Pickett and Robert O. Stephenson, or either of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto either of said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully as to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that either of said attorneys-in-fact and agents, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated and on the date indicated.

Signature	Position	Date

/s/ C. TAYLOR PICKETT C. Taylor Pickett	Chief Executive Officer and Director (Principal Executive Officer)	July 23, 2004
/s/ ROBERT O. STEPHENSON Robert O. Stephenson	Chief Financial Officer (Principal Financial and Accounting Officer)	July 23, 2004
/s/ BERNARD J. KORMAN Bernard J. Korman	Chairman of the Board of Directors	July 23, 2004
/s/ THOMAS S. FRANKE Thomas S. Franke	Director	July 23, 2004
/s/ HAROLD J. KLOOSTERMAN Harold J. Kloosterman	Director	July 23, 2004
/s/ EDWARD LOWENTHAL Edward Lowenthal	Director	July 23, 2004
/s/ STEPHEN D. PLAVIN Stephen D. Plavin	Director	July 23, 2004

EXHIBIT INDEX

Exhibit Number	Description
4.1	Omega Healthcare Investors, Inc. 2004 Stock Incentive Plan.
5.1	Opinion of Powell, Goldstein, Frazer & Murphy LLP with respect to the legality of the securities being registered.
23.1	Consent of Ernst & Young LLP.
23.2	Consent of Powell, Goldstein, Frazer & Murphy LLP (included in Exhibit 5.1).
24.1	Power of Attorney (see signature pages to this Registration Statement).

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EXPLANATORY NOTE
PART I INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS
PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
SIGNATURES
POWER OF ATTORNEY
EXHIBIT INDEX